EXHIBIT 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of ChoiceOne Financial Services, Inc. on Form S-3 (Registration No. 333-44336); Form S-8 (Registration No. 333-91364); and Form S-8 (Registration No. 333-91366) of our report dated March 20, 2007 on the 2006 consolidated financial statements of ChoiceOne Financial Services, Inc., which report is included as Exhibit 13 in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 of ChoiceOne Financial Services, Inc.

/s/Plante & Moran PLLC

Grand Rapids, Michigan
March 30, 2007